SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT

(Pursuant to Section 14(A) of the Securities Exchange Act of 1934)

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BARPOINT.COM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BARPOINT.COM, INC.

800 Corporate Drive, Suite 600

Fort Lauderdale, Florida 33334

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, June 3, 2003

Dear Stockholder:

You are invited to attend our Annual Meeting of Stockholders, which will be held at 9:30 a.m., local time, on Tuesday, June 3, 2003, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 , for the following purposes:

(1)	The election of six (6) members to our Board of Directors to serve until our 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

(2)	The transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 28, 2003 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Jeffrey W. Sass President, Chief Executive Officer and Secretary

Fort Lauderdale, Florida

April 30, 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU EXECUTE A PROXY CARD, YOU MAY NEVERTHELESS ATTEND THE MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

2003 ANNUAL MEETING OF STOCKHOLDERS

OF

BARPOINT.COM, INC.

PROXY STATEMENT

This proxy statement contains information relating to our 2003 Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on June 3, 2003, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 and to any adjournments or postponements. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to stockholders is May 5, 2003.

ABOUT THE MEETING

What Is The Purpose Of The Annual Meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of six (6) directors. In addition, our management will report on our performance during 2002 and respond to questions from stockholders.

Who Is Entitled To Vote?

Only stockholders of record at the close of business on the record date, April 28, 2003, are entitled to receive notice of the annual meeting and to vote the shares of our common stock or preferred stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. The three outstanding shares of Series A preferred stock collectively have 671,766 votes and vote together with the common stock as one class. All three shares of Series A preferred stock are owned by our Chairman, Leigh M. Rothschild.

Who Can Attend The Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission.

What Constitutes A Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 18,642,599 shares of our common stock, and three shares of our Series A Preferred Stock (collectively having 671,766 votes and voting together with the common stock as one class) were outstanding and entitled to vote and held by approximately 151 stockholders of record. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Prior to the annual meeting, we will select one or more inspectors of election. These inspectors will determine the number of shares of common stock and Series A preferred stock represented at the meeting, the existence of a quorum, the validity of proxies and will count the ballots and votes and will determine and report the results to us.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Are The Board’s Recommendations?

The enclosed proxy is solicited on behalf of the board of directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is set forth with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

- FOR the election of the nominated slate of directors (see pages 6-8).

The board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What Vote Is Required To Approve Each Item?

Election Of Directors. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Other Items. For any other item which may properly come before the meeting, the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. A properly executed proxy marked “ABSTAIN” with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who Pays For The Preparation Of The Proxy Statement?

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third party agents that are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expresses associated with retaining this solicitation firm.

You should review the information provided in this proxy statement in conjunction with our 2002 Annual Report to Stockholders, which accompanies this proxy statement. Our principal executive offices are located at 800 Corporate Drive, Suite 800, Fort Lauderdale, Florida 33334 and our telephone number is (954) 492-4003. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

SECURITY OWNERSHIP

The following table sets forth certain information as of the record date concerning the beneficial ownership of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each director, (iii) each of the named executive officers (as defined below), and (iv) all executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (2)		Percent of Shares
Leigh M. Rothschild	5,336,192	(3)	27.7%
Jeffrey W. Sass	800,971	(4)	4.2%
John C. Macatee	619,305	(5)	3.2%
David W. Sass	150,340	(6)	*
Jay Howard Linn	147,313	(7)	*
George A. Jahn	24,167	(8)	*
Jeffrey S. Benjamin	196,458	(9)	*
Irrevocable Trust Number III, c/o Jay Howard Linn, Trustee	4,206,125	(10)	22.3%
Symbol Technologies, Inc.	1,425,789	(11)	7.6%
Matthew Schilowitz	1,685,558	(12)	8.8%
All officers and directors as a group (7 persons)	7,274,746		35.8%

*	Less than 1%

(1)	Unless otherwise noted, the address for each of the executive officers and directors is 800 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334

(2)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock they beneficially own. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the record date upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of the record date have been exercised and converted.

(3)	Of the 5,309,861 shares, 4,023,239 shares are owned by Irrevocable Trust Number III, of which Mr. Rothschild is a beneficiary (see footnote 10 below). Includes 394,261 shares issuable to Mr. Rothschild and 182,886 shares issuable to Irrevocable Trust Number III under options that are exercisable within 60 days of the record date. Does not include 6,541 shares issuable to Mr. Rothschild under options that are not exercisable within 60 days of the record date. Does not include three shares of Series A Preferred Stock that are entitled to 671,766 votes and vote together with the common stock as one class.

(4)	Includes 502,216 shares issuable under options that are exercisable within 60 days of the record date. Does not include 58,332 shares issuable under options that are not exercisable within 60 days of the record date.

(5)	Includes 460,417 shares issuable under options that are exercisable within 60 days of the record date. Does not include 64,583 shares issuable under options that are not exercisable within 60 days of the record date.

(6)	Includes 75,000 shares issuable under options which are exercisable within 60 days of the record date. Includes 2,833 shares issuable under options issued to McLaughlin & Stern LLP, of which Mr. David Sass is a member, which are exercisable within 60 days of the record date. Does not include 2,833 shares issuable under options issued to McLaughlin & Stern LLP that are not exercisable within 60 days of the record date.

(7)	1108 Kane Concourse, Suite 310, Bay Harbour Island, Florida 33154. Includes 75,000 shares issuable under options that are exercisable within 60 days of the record date.

(8)	Includes 24,167 shares issuable under options that are excercisable within 60 days of the record date. Does not include 33,333 shares issuable under options that are not exercisable within 60 days of the record date.

(9)	Includes 118,333 shares issuable under options that are exercisable within 60 days of the record date. Does not include 56,667 shares issuable under options that are not exercisable within 60 days of the record date.

(10)	1108 Kane Concourse, Suite 310, Bay Harbour Island, Florida 33154. Includes 182,886 shares issuable under options that are exercisable within 60 days of the record date.

(11)	One Symbol Plaza, Holtsville, New York 11742. Includes 60,000 shares issuable under options which are exercisable within 60 days of the record date.

(12)	189 South Country Road, Remsenburg, New York 11960. Includes 495,615 shares issuable under options that are exercisable within 60 days of the record date.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulation to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been met.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our bylaws provide for a Board of Directors of not less than five (5) members, except in limited circumstances. Our Board currently consists of six (6). Since our last annual meeting, our Board consisted of seven members until April 28, 2003, at which time Marguerite Sallee, one of our independent directors, resigned from her position on our Board. Following Ms. Sallee’s resignation the board resolved to decrease the number of members to six. The nominees to be voted on by stockholders at this meeting are Leigh M. Rothschild, John C. Macatee, Jeffrey W. Sass, David W. Sass, Jay Howard Linn, and George A. Jahn,

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our board of directors may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Leigh M. Rothschild, John C. Macatee, Jeffrey W. Sass, David W. Sass, Jay Howard Linn, and George A. Jahn.

The following table sets forth certain information as to the persons nominated for election as directors at the annual meeting.

Name	Age	Position
Leigh M. Rothschild	51	Chairman of the Board
Jeffrey W. Sass	44	President, Chief Executive Officer, Secretary and Director
John C. Macatee	51	Director
David W. Sass	67	Director
Jay Howard Linn	69	Director
George A. Jahn	53	Director

The biographies of the nominees are as follows:

Leigh M. Rothschild. Prior to founding the company in October 1998, Mr. Rothschild was President and Chief Executive Officer of Intracorp Entertainment, Inc., a consumer software company with worldwide product distribution that he founded in 1984. Mr. Rothschild is a former presidential appointee to the High-Resolution Board for the United States under former President George W. Bush. He has served two Florida governors on technology boards and served as a special advisor to the then Florida Secretary of Commerce, now Governor, Jeb Bush. Prior to founding Intracorp, Mr. Rothschild was a real estate investor and founded several high technology companies. Mr. Rothschild has an undergraduate degree from and has also done post graduate work at the University of Miami.

Jeffrey W. Sass. As of January 1, 2002, Mr. Sass has served as our President and Chief Executive Officer. Previously, Mr. Sass served as Chief Operating Officer and Executive Vice President. Prior to joining us in June 1999, Mr. Sass formed, in July 1997, the Marketing Machine, a full-service marketing agency and consulting firm, servicing clients in computer hardware, software and other industries. From April 1995 through July 1997 he served as Vice President of marketing at Intracorp Entertainment. From July 1994 through April 1995 Mr. Sass was the director of marketing of Gametek, Inc. Mr. Sass is a graduate of Cornell University.

John C. Macatee. Mr. Macatee joined BarPoint as a director and as President and Chief Executive Officer in March 2000 and resigned from his position as President and Chief Executive Officer effective December 2001. Mr. Macatee was President and Chief Operating Officer and a director of Office Depot, Inc. from August 1997 until October 1999. Prior to joining Office Depot, Mr. Macatee was President of Sherwin-Williams Paint Stores Group, a Division of The Sherwin-Williams Company, a New York Stock Exchange listed company, a position he held from 1992 to 1997. At Sherwin-Williams, Mr. Macatee was responsible for more than 2,000 stores and commercial branches, as well as a professional sales force serving corporate and industrial customers. Prior to becoming the president of Sherwin-Williams Paint Stores Group, Mr. Macatee held a number of other positions during his 26 years with that company. Mr. Macatee has a Master of Science degree in Business from Columbia University in New York.

David W. Sass. Mr. Sass has been a director since July 1995. For the past 42 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, one of the law firms that represents our company. Mr. Sass is a director of ICTS International NV since 2002, a company engaged in the field of aviation security services and solutions in high-risk environments and an honorary trustee of Ithaca College. Mr. Sass is also corporate secretary of Pioneer Commercial Funding Corp since 1999 and a director since 2003, a company with no business activity at this time. Mr. Sass became a director of Inksure Technologies, Inc. in 2003, a company which develops, markets and sells customized authentication systems designed to enhance the security of documents and branded products and to meet the growing demand for protection from counterfeiting and diversion. Mr. Sass also serves as a director of several privately held corporations. David W. Sass is the father of Jeffrey W. Sass.

Jay Howard Linn. Mr. Linn has been a director since July 1999. Since 1995, he has practiced in his own firm as a certified public accountant. Prior to going out on his own, he was a partner at the CPA firm of Moss & Linn for 14 years in North Miami, Florida.

George A. Jahn. Mr. Jahn has been a director of our company since June 2002. Since August 2000, Mr. Jahn has served as the Chairman of the Department of Mathematics at Palm Beach Community College in Palm Beach Gardens, Florida. Since 1992, he has also been the director, owner and founder of Sober Living in Delray, a halfway house that provides a safe, supportive, semi-structured environment for individuals during the early states of recovery from alcoholism and drug addiction. From 1984 to 1992, Mr. Jahn was President and owner of a full-service actuarial consulting firm specializing in custom designed employee benefit plans.

The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified. Our officers serve at the discretion of the board of directors, subject to the terms of any employment agreements.

All of our non-employee directors receive $10,000 per year for attendance at each board of directors meeting and are reimbursed for travel expenses incurred to attend such meetings. Directors are eligible to receive options under our Equity Incentive Plan. “Independent Directors,” as such term is defined by the board of directors Compensation Plan, are granted an option to purchase 50,000 shares of our common stock upon their initial election or appointment. “Outside Directors,” as such term is defined by the board of directors Compensation Plan, are granted an option to purchase 10,000 shares of our common stock upon their initial election or appointment. Upon subsequent re-election to the board of directors, non-employee directors receive an additional option to purchase 10,000 shares of our common stock.

During fiscal year 2002, the board of directors held nine (9) meetings. Each director attended at least 75% of the board of directors meetings and committee meetings for which their attendance was required.

Non-employee members of our Audit Committee receive $5,000 per year and are reimbursed for travel expenses incurred to attend meetings. Audit Committee members also receive an annual grant of an option to purchase 5,000 shares of our common stock. During fiscal year 2002, the members of our audit committee were Marguerite Sallee and George A. Jahn. Since Ms. Sallee resigned, the audit committee has only one member, George Jahn. Nasdaq rules require small business issuers to have two members on the audit committee, a majority of which are independent. Our board may determine to increase the number of directors and fill the resulting vacancy with an independent director meeting the Nasdaq requirements.

In addition, all of the non-employee members of our Compensation Committee will receive $2,500 per year and will be reimbursed for travel expenses incurred to attend meetings. Compensation Committee members also receive an annual grant of an option to purchase 2,500 shares of our common stock. Our current compensation committee includes John Macatee, Jay Linn and David Sass. Ms. Sallee also served on the compensation committee during fiscal year 2002 prior to her resignation. Following the annual meeting, we expect our compensation committee members to be John Macatee, George A. Jahn, Jay Linn and David Sass.

INDEPENDENT AUDITOR MATTERS

Independent Auditors

We have retained the firm of Kaufman, Rossin & Co. to serve as BarPoint’s independent auditors for the year ended December 31, 2003. Kaufman, Rossin & Co., audited BarPoint’s annual consolidated financial statements for the year ending December 31, 2002. Representatives of Kaufman, Rossin & Co. are not expected to attend the meeting, make a statement or answer questions.

During fiscal 2002, BarPoint retained Kaufman, Rossin & Co. to provide services in the following categories and amounts:

Audit Fees

BarPoint paid or accrued an aggregate of $50,000 in fees for professional services rendered by Kaufman, Rossin & Co. in connection with the audit of our financial statements for the most recent fiscal year and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-QSB during the fiscal year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

We did not engage Kaufman, Rossin & Co. for any professional services for the fiscal year ended December 31, 2002 in connection with the design and implementation of financial information systems.

All Other Fees

We paid or accrued an aggregate of $6,996 in fees for other services rendered by Kaufman, Rossin & Co. to BarPoint for the fiscal year ended December 31, 2002, primarily related to due diligence on the exploration of strategic alternatives for BarPoint.

Audit Committee Report

Our Board of Directors appointed an Audit Committee consisting of two directors who are “independent” of our company and management, as that term is defined in the Nasdaq listing standards. On April 28, 2003, one of the members of our audit committee, Marguerite Sallee resigned from our board of directors. Since that date, our audit committee has consisted of one member, George Jahn, who is “independent” under the Nasdaq listing standards. The committee has reviewed and reassessed the adequacy of its audit committee charter and determined to reapprove the charter.

The primary responsibility of the committee is to monitor and review our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing our financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Members of the committee are not employees of BarPoint and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on BarPoint’s financial statements.

The committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s considerations and discussions with management and the independent auditors do not assure that BarPoint’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of BarPoint’s financial statements has been carried out in accordance with generally accepted auditing standards or that BarPoint’s independent accountants are in fact “independent.”

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2002 prior to the issuance of the company’s earnings release. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.

In addition, the committee has received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee has met to review and discuss with the independent auditors the auditors’ independence from management and BarPoint, including the matters covered by the written disclosures and letter to be provided by the independent auditors and the financial statements included in the company’s annual report on Form 10-KSB. Based on this review, the committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-KSB.

Submitted by the Audit Committee of the Board of Directors.

George A. Jahn

MANAGEMENT

Executive Officers

Our executive officers and their ages as of the record date, are as follows:

Name	Age	Position
Leigh M. Rothschild	51	Chairman of the Board
Jeffrey W. Sass	44	President, Chief Executive Officer, Director and Secretary (Principal Executive Officer)
Jeffrey S. Benjamin	38	Chief Financial Officer (Principal Accounting Officer)

Jeffrey S. Benjamin. Mr. Benjamin joined us as Controller and Assistant Treasurer in September 2000. Effective November 16, 2001, he was promoted to Chief Financial Officer. Prior to joining us Mr. Benjamin was employed by Ocwen Financial Corporation from September 1994 through August 2000, most recently as Director of Treasury Operations. Before joining Ocwen Financial Corporation, Mr. Benjamin practiced public accounting in New York City. Mr. Benjamin is a Certified Public Accountant and holds a bachelors degree in Accounting and Information Systems from the City University of New York.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid during each of the three years ended December 31, 2002 to our Chief Executive Officer and our other executive officers whose total salary and bonus in our fiscal year ended December 31, 2002 exceeded $100,000 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation

Leigh M. Rothschild Chief Executive Officer and Chairman of the Board	2002 2001 2000	$ $ $	340,770 351,923 250,000	$ $ $	200,000	$ $

Jeffrey W. Sass President, Chief Executive Officer and Secretary (Principal Executive Officer)	2002 2001 2000	$ $ $	295,153 296,539 200,000	$ $ $	125,000	$ $

Jeffrey Benjamin Chief Financial Officer (Principal Accounting Officer)	2002 2001 2000	$ $ $	115,885 106,538 6,058	$ $ $		$ $

Employment Agreements

In March 2000, we entered into employment agreements with Leigh Rothschild and Jeffrey Sass. These agreements were amended in June 2001 and March 2002. The agreement, as amended, with Mr. Rothschild provides that he shall serve as the Chairman of the Board and have an annual salary of $350,000. For the twelve month period beginning April 9, 2001, $50,000 of his salary was paid in restricted stock. The employment agreement with Mr. Sass provides that he shall serve as Executive Vice President, Chief Operating Officer and Secretary (although he is currently serving as President and CEO) with an annual salary of $300,000. For the twelve month period beginning April 9, 2001, $30,000 of his salary was paid in restricted stock. The employment agreements for Messrs. Rothschild and Sass also provide for a term that ends on March 27, 2004 with automatic one-year renewals unless either party gives written notice, participation in our bonus incentive plan, participation in our employee benefits plans and a car allowance of $750 per month plus insurance and maintenance. Upon termination prior to the expiration of these agreements other than for death or disability, each will receive a severance payment that shall not exceed one year’s base salary and be entitled to retain any stock options whether or not vested or exercisable.

Change in Control Agreements

In May 2001, we entered into change in control agreements with a number of persons including Leigh Rothschild, Jeffrey Sass, and Jeffrey Benjamin. Each of these agreements generally provides that in the event of a change in control of our company, we will continue to employ the officer under the severance agreement for a period of one year following the change in control. The agreements provide for various termination payments if we terminate the employment of the officer prior to the end of the one year employment period. If we terminate the officer’s employment without cause or the officer terminates his employment for good reason, the officer will receive, either at the intervals previously received or, at the officer’s election as a lump sum payment:

(a) any accrued but unpaid base salary, benefits, bonus or expenses through the date of termination;

(b) an amount equal to the officer’s base salary, bonus and benefits for the longer of one year or the remainder of the term of any employment agreement;

(c) the exercise term of any stock options held by the officer at the time of termination shall be extended for the longer of one year or the remaining term of any existing employment agreement.

If we terminate the officer’s employment with cause or the officer terminates employment without good reason, the officer will be entitled to receive only those amounts which have accrued but have not yet been paid to the officer. Each agreement reduces the amounts payable above, if necessary, to the maximum amount which would not subject the officer to any excise tax imposed upon the officer as a result of any payments constituting excess parachute payments.

For purposes of these severance agreements, the term change in control generally means any of the following:

(a) any person, entity or group acquires ownership of 40% percent or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities,

(b) the individuals who as of the date of the severance agreement constitute our board of directors, and/or future directors approved by the incumbent board, cease for any reason to constitute at least a majority of our board of directors, or

(c) our stockholders approve:

(1)	a reorganization, merger or consolidation with respect to which persons who were our stockholders immediately prior to this reorganization, merger or consolidation do not, immediately afterwards, own more than 50% of the combined voting power of the resulting company,

(2)	our liquidation or dissolution, or

(3)	the sale of all or substantially all of our assets.

In addition, in April 2002, we entered into an addendum to the change in control agreement of certain of our officers, including Mr. Benjamin, to provide for payment of the change in control benefit in the event of a “without cause” termination by BarPoint. In the event of a termination without cause prior to December 31, 2003, payment of the following is due on the earlier of the date of termination without cause or the date of the closing of a sale transaction (as defined below):

(a)	all base salary, benefits, expenses and bonuses that have accrued but have not yet been paid as of such date;

(b)	a lump sum payment equal to the aggregate value of your base salary, bonuses and benefits that would have otherwise been payable to the officer had the officer remained continuously employed by BarPoint for a period of one (1) year after such date, payable at the same level that such officer was receiving from BarPoint immediately prior to such date;

(c)	vesting and extension for a period of one (1) year after such date the exercise term of all options to purchase shares of the common stock of BarPoint held by such officer which are outstanding as of such date; and

(d)	vesting of all such officer’s restricted shares on such date

For purposes of the addendum “termination without cause” includes a termination by BarPoint without cause or the resignation of the officer for Good Reason defined as:

(a)	any reduction in compensation and/or failure by BarPoint to pay or provide base salary, bonuses, and/or benefits to the officer other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by BarPoint promptly after receipt of notice thereof;

(b)	approval by the shareholders of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of BarPoint immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more then 50% of the combined voting power in the resulting entity;

(c)	the acquisition (other than from BarPoint) by any person, entity or “group” of beneficial ownership of 40% or more of either the then outstanding shares of BarPoint common stock or the combined voting power of BarPoint’s ten outstanding voting securities entitled to vote generally in the election of directors (herein referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (i) a group whose primary persons are members of the Rothschild family; (ii) BarPoint or its Subsidiaries, (iii) any person, entity or “group” that as of the date on which this Agreement is executed owns beneficial ownership of a Controlling Interest or (iv) any employee benefit plan of BarPoint or its Subsidiaries; or; or

(d)	approval by the shareholders of the sale of all or substantially all of the assets of BarPoint (the foregoing items (b), (c) and (d) being collectively referred to as a “sale transaction”).

The Addendum defines cause to include: (a) repeated violation of duties which are demonstrably willful and deliberate on the officer’s part and which are not remedied in a reasonable period of time after receipt of written notice; (b) an act or acts of personal dishonesty taken by the officer and intended to result in the officer’s substantial personal enrichment at the expense of BarPoint; (c) misappropriation of any funds or property of BarPoint; (d) gross mismanagement of BarPoint’s assets; (e) being under the habitual influence of alcohol or narcotics while on duty; or (f) the conviction of a felony crime.

Stock Option and Bonus Plans

Equity Incentive Plan. We have in effect the BarPoint.com, Inc. Equity Incentive Plan, as amended which was adopted by the Board of Directors on September 17, 1999 and ratified by our stockholders on April 4, 2000 and amended effective February 2001. The purpose of the Equity Incentive Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership in our company by such persons. The terms of the Equity Incentive Plan provide for grants of stock options, restricted stock, stock appreciation rights, referred to as SARs, and other stock-related awards and performance or annual incentive awards, collectively referred to as Awards.

The Equity Incentive Plan provides that it shall be administered by a stock option committee appointed by our Board of Directors, which shall be composed of two or more directors all of whom shall be “outside directors” in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code.

Shares Available for Awards; Annual Per-Person Limitations. An aggregate of 4,500,000 shares of common stock are reserved for issuance with respect to Awards granted under the Equity Incentive Plan. The maximum number of shares of common stock with respect to which Awards may be granted to any one individual under the Equity Incentive Plan is 2,000,000. The shares granted under the Equity Incentive Plan will be authorized and issued shares of common stock. Our stockholders will not have any preemptive rights to purchase or subscribe for any common stock by reason of the reservation and issuance of common stock under the Equity Incentive Plan. If any Award granted under the Equity Incentive Plan should expire or terminate for any reason other than having been exercised and/or paid in full, the shares subject to that Award will again be available for purposes of the Equity Incentive Plan.

The committee is authorized to adjust the limitations described in the preceding paragraph and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

As of the record date, options to purchase 2,872,915 shares were outstanding under the Equity Incentive Plan.

Eligibility. The persons eligible to receive Awards are our officers, directors, employees and independent contractors, except only employees are eligible to receive incentive stock options. An employee on leave of absence may be considered as still in our employ or in the employ of a subsidiary for purposes of eligibility for participation in the Equity Incentive Plan. As of the record date, approximately 11 persons were eligible to participate in the Equity Incentive Plan.

Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan became effective November 1, 2000 and is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, referred to as the Code. We reserved 500,000 shares of our common stock for issuance over the term of the Stock Purchase Plan, subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes. The material features of the Stock Purchase Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the Stock Purchase Plan.

The Stock Purchase Plan is currently administered by the Board; however, under the Stock Purchase Plan’s terms, the Board may appoint a Committee to administer the Stock Purchase Plan. The Plan gives broad powers to the Board or the Committee to administer and interpret the Stock Purchase Plan.

The Stock Purchase Plan permits employees to purchase our stock at a favorable price and possibly with favorable tax consequences to the participants. All of our employees (including officers) or of our subsidiaries designated by the Board who are regularly scheduled to work at least 20 hours per week and more than five months per year are eligible to participate in any of the purchase periods of the Stock Purchase Plan after completing 90 days of continuous employment. However, any participant who would own (as determined under the Internal Revenue Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of our stock will not be granted an option under the Stock Purchase Plan.

Under the Stock Purchase Plan, eligible employees may elect to participate in the Stock Purchase Plan on January 1, April 1, July 1 or October 1 of each year. On the date he or she becomes a participant, subject to certain limitations determined in accordance with calculations set forth in the Stock Purchase Plan, an eligible employee is granted a right to purchase shares of common stock (up to a maximum of 1,500 shares) on the last business day on or before each June 30 and December 31 during which he is a participant. Upon enrollment in the Stock Purchase Plan, the participant authorizes a payroll deduction, on an after-tax basis. Unless the participant withdraws from the Stock Purchase Plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to such option shall be purchased for the participant at the applicable exercise price with the accumulated Stock Purchase Plan contributions then credited to the participant’s account under the Stock Purchase Plan. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant’s entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the lower of the market price of the common stock on the entry date or the market price on the exercise date. As of the record date, 55,082 shares of common stock had been purchased under the Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2002 were Messrs. Macatee, Linn, and D. Sass. No executive officer of BarPoint serves as a member of the compensation committee of the board of directors of any entity one or more of whose executive officers serves as a member of our Board of Directors or Compensation Committee.

Option/SAR Grants in Fiscal 2002

We did not grant any stock options or stock appreciation rights in fiscal 2002 to any of our executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table sets forth information with respect to (i) the number of unexercised options held by the named executive officers as of December 31, 2002 and (ii) the value as of December 31, 2002 of unexercised in-the-money options. No options were exercised by any of the named executive officers in fiscal 2002.

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Leigh M. Rothschild	394,261	6,541	0	0
Jeffrey W. Sass	502,216	58,332	0	0
Jeffrey S. Benjamin	118,333	56,667	0	0

(1)	Market value of shares covered by in-the-money options on December 31, 2002, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2002 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (in thousands)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,873	$4.53	1,627
Equity compensation plans not approved by security holders(1)	1,444	$4.11	0

Total	4,317	$4.39	1,627

(1)	Includes 753,000 warrants issued to vendors in connection with services provided to BarPoint and 690,713 stock options issued in connection with our reverse acquisition in June 1999.

CERTAIN TRANSACTIONS

The law firm of McLaughlin & Stern, LLP of which David Sass, one of our board members is a principal, received legal fees of approximately $ 8,200 for the year ended December 31, 2002 and $ 22,000 for the year ended December 31, 2001.

In December 2001, we entered into a Separation Agreement with our then Chief Executive Officer, John C. Macatee. Under this agreement, the Mr. Macatee’s employment agreement and change in control agreement were terminated (except for covenants not to compete, confidentiality obligations and surrender of documents). Mr. Macatee maintains his position on our board of directors and has agreed to provide consulting services to Barpoint. The agreement obligates us to pay Mr. Macatee his base salary through March 27, 2003 at a rate of $450,000 per year with payment of $50,000 of such amount prior to April 9, 2002 in stock and to maintain his benefits through March 27, 2003. Mr. Macatee maintains his stock options and restricted stock. The amounts owed to Mr. Macatee under this separation agreement were recorded as restructuring charges for the year ended December 31, 2001.

GENERAL INFORMATION

Other Matters. The Board of Directors does not intend to present any matter for action at the annual meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Information Concerning Shareholder Proposals and Director Nominations. Any stockholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2004 Annual Meeting of Stockholders should submit the proposal in writing to the Corporate Secretary, BarPoint.com, Inc., 800 Corporate Drive, Suite 800, Fort Lauderdale, Florida 33334 We must receive a proposal by December 28, 2003 in order to consider it for inclusion in the proxy statement for the 2004 Annual Meeting of Stockholders.

Stockholders who wish to present director nominations or any other business at the 2004 Annual Meeting of Stockholders are required to notify the Corporate Secretary of their intent no later than December 28, 2003. We retain discretion to vote proxies we receive with respect to proposals received after March 21, 2004.

By Order of the Board of Directors,

Jeffrey W. Sass
President, Chief Executive Officer and Secretary

Fort Lauderdale, Florida

April 30, 2003

PROXY

BARPOINT.COM, INC.

This Proxy is Solicited on behalf of the Board of Directors

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned, a stockholder in BarPoint.com, Inc., a Delaware corporation (“BarPoint”) hereby appoints Jeffrey W. Sass and Jeffrey Benjamin, and each of them acting jointly, if more than one be present, to be the true and lawful attorneys and proxies for the undersigned, to vote all of shares of BarPoint as the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the annual meeting of stockholders of BarPoint to be held on June 3, 2003 or any adjournment thereof, on the following matters and, in their discretion, on such other matters as may properly come before the meeting. This proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the following Proposals.

ANNUAL MEETING OF STOCKHOLDERS OF

BARPOINT.COM, INC.

JUNE 3, 2003

PROPOSAL ONE: Election of Directors.

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS.

NOMINEES ARE:	Leigh M. Rothschild
John C. Macatee
Jeffrey W. Sass
David W. Sass
Jay Howard Linn
George Albert Jahn

*To withhold authority to vote for any individual nominee, print that nominee’s name on the line provided below:

Exceptions:

OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting as management may recommend.

The undersigned hereby revokes any and all other proxies heretofore given by the undersigned and hereby ratifies all that the above-named proxies may do at such meeting or any adjournments thereof, by virtue hereof.

Dated: , 2003

Signature(s)

Note: When shares are hold by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and also state the name of the stockholder of record for whom you act. If a corporation, please sign in full corporate name by President or other authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE.